EXHIBIT 10.23
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                             ENTRADE INC.
                          500 CENTRAL AVENUE
                      NORTHFIELD, ILLINOIS 60093
                            (847) 441-6650



                             March 9, 2000



Carrie L. Shea
577 East Spruce Avenue
Lake Forest, Illinois  60045


Dear Carrie:

     This letter is intended to set forth the terms and conditions under which Entrade Inc. is offering to continue to employ you as its Executive Vice President of Business Development and Marketing. This Agreement supersedes the letter agreement dated as of November 11, 1999, between you and the Company.

Parties:         Entrade Inc. ("Entrade" or the "Company") and Carrie L.
Shea (identified herein as "you").

Position:        Your position will be Executive Vice President of
Business Development and Marketing, reporting to Entrade's President and its Board of Directors.

Compensation:    Your base salary ("base salary") for the remainder of
2000 will be at a rate not less than $200,000 per year, payable in accordance with Entrade's usual payroll policies, and in no event will your base salary be less than $200,000 per year during the term of this agreement. You will be entitled to receive such increases in your base salary as you and the Entrade Board of Directors may agree.

Stock Options:   You have previously been issued an option to acquire
150,000 shares of the Common Stock of Entrade (the "Option"), pursuant to the Option Agreement dated as of November 11, 1999.

Lost Compensation
Reimbursement:   Entrade acknowledges that, in accepting Entrade
employment at this time, you will be forfeiting substantial compensation to which you would otherwise be entitled. To recompense you for such forfeited compensation, Entrade shall pay you a bonus of $25,000 before the end of the first quarter of 2000.



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Reimbursement
of Business
Expenses:        The Company will reimburse you for all business-related
expenses that you incur in connection with the performance of your responsibilities to Entrade.

Other Benefits: You will be eligible to participate in all Entrade employee benefit plans including group health, dental, long-term disability, 401(k), and life insurance.

Bonuses:         Unless your employment pursuant to this agreement is
earlier terminated by the Company for Cause (as hereinafter defined) or terminated by you without Good Reason (as hereinafter defined), Entrade shall pay to you a bonus prior to the end of each calendar year during the term of this agreement in an amount determined in accordance with the performance and other criteria set forth in the Bonus Plan to be adopted by Entrade's Board of Directors.

Additional
 Options and
 Bonuses:        While you are in the employ of the Company, you will be
granted such additional stock option awards and such additional bonuses as determined from time to time by the Company's Board of Directors.

Term:            The initial term of your employment shall commence as of
the date hereof and end as of December 31, 2002 (the "Initial Term"). Commencing on January 1, 2003, and on each anniversary thereafter, the term of your employment shall automatically be extended for one additional year (the "extended term") unless, not later than ninety (90) days preceding such date, you or Entrade shall give written notice to the other that you or it does not wish to extend the term of employment for such additional one-year period.

Termination:     If at any time during the Initial Term, Entrade should
terminate your employment for reasons other than Cause or if you terminate your employment for Good Reason, you or your estate will be entitled post-termination to a continuation of your base salary at its then current rate through and until the later of (i) the end of the Initial Term or (ii) for a period of six months from the date of the notice of termination (which date shall be deemed and hereafter referred to as the "effective date of termination.").

                 If Entrade elects not to renew the term of your employment for any additional one-year period for any reason other than Cause, or if your employment shall be terminated during any extended term either by Entrade for any reason other than Cause or by you for Good Reason, you shall be entitled to receive as severance a lump sum amount equal to the sum or your base salary for a period of six (6) months at the effective date of termination.

                 Upon any termination described in this Section, you will be entitled to continue to participate in all of the employee benefit plans and programs in which you were participating prior to the termination of your employment until the later of (i) the end of the Initial Term, or (ii) the date sic (6) months after the effective date of termination.



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Change of
Control:         Notwithstanding the provisions of the "Termination"
section hereof, in the event of a "Change in Control" (as hereinafter defined), you shall be entitled to receive a lump-sum payment equal to your base salary, at its then current rate, for a period of twenty-four (24) months. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if (a) any "person" (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), who is not a "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Entrade representing more than five percent (5%) of the combined voting power of Entrade's currently outstanding securities as of the date of this Agreement becomes the beneficial owner, directly or indirectly, of securities of Entrade representing more than fifty percent (50%) of the combined voting power of Entrade's then outstanding securities; or (b) the Board of Directors or stockholders of Entrade approve a merger or consolidation of Entrade with any other entity, other than (i) a merger or consolidation which would result in the voting securities of Entrade outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eight percent (80%) of the combined voting power of the voting securities of Entrade or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of Entrade (or a similar transaction in which no "person" who is not a beneficial owner, directly or indirectly, of securities of Entrade representing more than five percent (5%) of the combined voting power of Entrade's currently outstanding securities as of the date of this Agreement acquires more than fifty percent (50%) of the combined voting power of Entrade's then outstanding securities); or (c) the Board of Directors or stockholders of Entrade approve a plan of complete liquidation of Entrade or Entrade enters into an agreement for the sale or other disposition of all or substantially all of Entrade's assets or otherwise disposes of such assets.

Duties:          As Executive Vice President of Business Development and
Marketing, you shall perform such duties that are consistent with your position as an executive vice president of business development and marketing of a publicly traded company as you shall be directed to perform by the President or the Board of Directors. In addition, you shall have the discretion to perform such other duties that are required by the laws of the jurisdictions in which Entrade operates or by the contracts and agreements to which Entrade is subject.

                 You acknowledge that your office will require your full-time efforts and attention, and that you shall not during the term of your employment engage in any other business activity, whether or not such other business activity is for your own behalf or for any other person, firm, corporation, or other entity (together, a "Person") and


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                 whether or not such other Person is in competition with
Entrade. Notwithstanding the foregoing, you shall be allowed to manage and oversee passive investments in noncompeting businesses, provided that such management and oversight do not interfere with the performance of your duties for Entrade.

Cause:           Your employment may be terminated at any time for Cause,
which is hereby defined as (i) conduct, at any time, which has involved criminal dishonesty, conviction of any felony, or conviction of any lesser crime or offense involving the property of Entrade, or any of its subsidiaries or affiliates, misappropriation of any money or other assets or properties of Entrade, or that of its subsidiaries or affiliates, (ii) willful violation of specific and lawful directions from the Entrade's Board of Directors that are consistent with your duties described above,
(iii) the use of illegal drugs or substances in the work place, or (iv) excessive tardiness, absenteeism, and/or poor work performance resulting from the abuse of alcohol.

Good Reason:     Good Reason includes any of the following

                    i. Failure by Entrade to perform its obligations under this agreement, unless the same is promptly remedied to your reasonable satisfaction;

                    ii. Failure by the Board of Directors at any time to elect you to, or your removal at any time from, the office of Executive Vice President of Business Development and Marketing;

                    iii. Diminution that you reasonably determine to be material in your duties with Entrade, or interference that you reasonably determine to be material and unreasonable in the performance of your duties with Entrade, or assignment to you of duties that you reasonably determine to be inconsistent with the position of Executive Vice President of Business Development and Marketing of Entrade, unless the same is promptly remedied to your reasonable satisfaction;

                    iv.  Change in Control of Entrade;

                    v. Sale of other transfer of all or any substantial part of Entrade's assets; or

                    vi.  Your death or disability.

Governing Law:   Our understandings shall be governed by the laws of the
State of Illinois, exclusive of its choice of law provisions.




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Indemnification: Entrade will indemnify you to the fullest extent permitted by law, and will advance to you defense costs to the fullest extent permitted by law, in connection with any and all actions, suits and proceedings to which you may at any time be made or threatened to be made a party by reason of (i) the commencement of your employment with Entrade or the fact that you are or were at any time serving or designated to serve as a director, officer, or employee of Entrade or any of its subsidiaries or affiliated entitles or in any other capacity at the request or on behalf of Entrade or any of its subsidiaries or affiliated entities or by reason, or
(ii) any act or nonact on your part in connection therewith. The obligations of Entrade under this Paragraph are absolute and unconditional, will survive your death or disability, and will survive the termination of your employment with Entrade for any reason (whether such termination is during your term of employment or after the expiration of the term of your employment).

Attorneys' fees: You will be entitled to recover from Entrade all attorneys' fees and other costs and expenses in connection with enforcing this agreement against Entrade and its successors.

Binding Effects: This Agreement supersedes all prior negotiations and represents the entire Agreement of the parties, and our signatures hereon will bind us hereto. This Agreement inures to the benefit of Entrade, its successors and assigns and will be binding upon, and enforceable against, Entrade and its successors, including any successor by merger or consolidation and any entity or entities that acquire all or substantially all of Entrade's assets, and, unless Entrade makes other arrangements satisfactory to you for the performance of its obligations under this Agreement, Entrade will obtain the express written assumption of this Agreement by each of its successors. This Agreement will inure to the benefit of, and be enforceable by, you and your heirs, legatees, executors, and personal representatives and, to the extent that they are entitled to receive any compensation, benefit, payment or reimbursement under any provision of this Agreement, your spouse and any other beneficiaries; provided, however, that, after your acceptance of this Agreement, you will have the right at any time to amend, modify, or terminate this Agreement and any provision hereof (including any provision of this Agreement granting any rights to your spouse or any other beneficiary) without the consent or approval of your spouse or any other beneficiary.



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     If the foregoing is acceptable you your, please sign and return a copy to me.


                            Very truly yours,



                            /s/ Mark Santacrose
                            Mark Santacrose
                            President



Accepted:

/s/ Carrie L. Shea
------------------------------
Carrie L. Shea


Dated:  March 9 , 2000